Exhibit 3.74

OPERATING AGREEMENT
OF
KNOLOGY OF FLORIDA, LLC

This OPERATING AGREEMENT is made and entered into as of the 18th day of September, 2009 by and between Knology of Florida, LLC, a Delaware limited liability company, and Knology of Central Florida, Inc., a Delaware corporation, its sole member.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions. For purposes of this Agreement, the following capitalized terms shall have the following respective meanings:

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, 18-101 et seq., as amended.

“Additional Member” means a Member other than the Member executing this Agreement who has acquired a Membership Interest from the Company.

“Agreement” means this Operating Agreement of Knology of Florida, LLC.

“Business” means any and all lawful business for which a limited liability company may be organized under the Act.

“Capital Contribution” means (i) any contribution of services made by or on behalf of a Member as consideration for a Membership Interest or (ii) any Contribution.

“Certificate of Formation” means the Certificate of Formation of the Company filed pursuant to the Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

“Company” means Knology of Florida, LLC, a Delaware limited liability company.

“Contribution” means any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest or as a contribution to the capital of the Company.

“Fiscal Year” of the Company means a calendar year ending on December 31.

“Managers” shall mean the Board of Managers specified in Section 4.3 and any other person who shall become a manager of the Company pursuant to Article 4 hereof.  The Managers shall have those duties and powers described in Article 4.

“Member” means the Member executing this Agreement, any transferee of a Member or any Additional Member. If at any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Agreement by the Member may be taken by any Member, provided that any dispute with respect to any action shall be decided by a majority of the Members.

“Membership Interest” means a Member’s entire interest in the Company including such Member’s rights in the Company’s profits, losses and distributions pursuant to this Agreement and the Act and such other rights and privileges that the Member may enjoy by being a Member.

“Person” means an individual, partnership, limited liability company, joint venture, association, corporation, trust or any other legal entity.

“Properly” means any property, real or personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

“Tax Year” of the Company means a calendar year ending on December 31.

“Transfer” means any sale, assignment, conveyance, transfer, liquidation, pledge encumbrance or alienation of a Membership Interest.

1.2                               Interpretation.  The terms defined in this Agreement shall include the plural as well as the singular as applicable. Other capitalized terms used in this Agreement and not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear above in this Article 1 and elsewhere in this Agreement as capitalized terms.  Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement. Where the context of this Agreement requires, the use of a pronoun of one gender is to be deemed to include a pronoun of the appropriate gender or the neuter.

ARTICLE 2
THE LIMITED LIABILITY COMPANY

2.1                               Formation. The Member formed a limited liability company, subject to the provisions of the Act.  The creation of the Company became effective upon the filing of the original Certificate of Formation with the Secretary of State of the State of Delaware.  The Member shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in all states and countries where the Company may conduct its Business.

2.2                               Agreement; Effect of Inconsistencies with Act.  It is the express intention of the parties that this Agreement shall be the sole source of agreement of the parties, and this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.  To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. hi the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.  The Member and the Managers shall be entitled to rely on the provisions of this Agreement, and the Member and the Managers shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.  The Member and the Company hereby agree that the duties and obligations imposed on the Member as such shall be those set forth in this Agreement, which is intended to govern the relationship between the Company, the Managers, and the Member, notwithstanding any provisions of the Act or common law to the contrary.

2.3                               Name and Purpose.  The name of the Company is “Knology of Florida, LLC.” The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.  The Company shall have all power necessary or helpful to engage in such acts and activities.

2.4                               Place of Business.  The location of the Company’s principal place of business shall be 1241 O.G. Skinner Drive, West Point, Georgia 31833, or at such other place as the Board of Managers may from time to time select.

2.5                               Registered Office; Registered Agent.  The Company’s registered agent and registered office in Delaware shall be that Person and location reflected in the Certificate of Formation as filed with the Secretary of State of the State of Delaware or such other Person or location as the Board of Managers may from time to time select upon the appropriate filings with the Secretary of State of the State of Delaware.

2.6                               The Initial Member.  The name and address of the initial Member is Knology of Central Florida, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833.

ARTICLE 3
CAPITAL CONTRIBUTIONS

3.1                               Capital Contributions.  The Member shall make the Contribution described on Exhibit A at the time and on the terms specified on Exhibit A.  The value of the Contribution shall be as set forth on Exhibit A.  No interest shall accrue on any Contribution, and the Member shall not have the right to withdraw or be repaid any Contribution except as provided in this Agreement.

3.2                               Additional Members. The Member may admit Additional Members and determine the Capital Contributions of such Additional Members.

ARTICLE 4
MANAGEMENT

4.1                               Management of Business.  All Company powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Board of Managers, subject to any limitation set forth in the Certificate of Formation; provided, however that the Board of Managers may not take the following actions without the prior written consent of the Member:

4.1.1                     The admission of an Additional Member;

4.1.2                     The approval of a merger or reorganization of the Company or a sale of substantially all of the Company’s assets;

4.1.3                     The amendment of this Agreement or the taking of any action in violation of this Agreement, or the waiver of any provision of this Agreement; or

4.1.4                     The causing of the Company to voluntarily initiate a proceeding under which the Company would become a debtor under the United States Bankruptcy Code.

4.2                               Number, Election and Term of Office.  The number of Managers of the Company shall be fixed by resolution of the Board of Managers or of the Member from time to time and shall initially be three; provided, however, that no decrease in the number of Managers shall have the effect of shortening the term of an incumbent Manager.

4.3                               Initial Board of Managers.  The following individuals shall serve as the initial Managers of the Company until their successors shall have been duly elected and qualified or until the earlier of their resignation, removal or death:

Rodger L. Johnson

M. Todd Holt

Chad S. Wachter

4.4                               Removal of Managers.  The entire Board of Managers or any individual Manager may be removed, with or without cause, at any time and from time to time, by the Member.  A removed Manager’s successor, if any, shall be appointed by the Member to serve the unexpired term.

4.5                               Vacancies.  Unless the Member has appointed a successor, a vacancy occurring in the Board of Managers may be filled for the unexpired term by the affirmative vote of a majority of the remaining Managers, whether or not the remaining Managers constitute a quorum. A vacancy or vacancies in the Board of Managers may result from the death, resignation, disqualification, or removal of any Manager, or from an increase in the number of Managers.

4.6                               Compensation.  Managers may receive such compensation for their services as Managers as may be fixed by the Member from time to time.  A Manager may also serve the Company in one or more capacities other than that of Manager and receive compensation for services rendered in those other capacities.

4.7                               Committees of the Board of Managers.  The Board of Managers may designate from among its members an executive committee or one or more other standing or ad hoc committees, each consisting of one or more Managers, who serve at the pleasure of the Board of Managers.  Each committee shall have the authority set forth in the resolution establishing the committee or in any other resolution of the Board of Managers specifying, enlarging, or limiting the authority of the committee.

4.8                               Liability of Member and Managers.  Neither the Member nor any Manager shall be liable as Member or Manager for the liabilities of the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member or any Manager for liabilities of the Company.

4.9                               Indemnification.  The Company shall indemnify the Member and any Manager for all costs, losses, liabilities and damages paid or accrued by the Member (either as Member or as agent) or a Manager in connection with the business of the Company or because such Person is a Member or Manager, to the fullest extent provided for, or allowed by, the Laws of the State of Delaware. In addition, the Managers shall cause the Company to advance costs of participation in any legal proceedings to the Manager or Member.  The Manager may, with the consent of the Member, indemnify all other employees and agents of the Company for all costs, losses, liabilities and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided for, or allowed by, the laws of the State of Delaware.

4.10                        Conflicts of Interest.

4.10.1              The Member or any of its affiliates shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company.  It is expressly understood that the Member or any of its affiliates may enter into transactions that are similar to the transactions into which the Company may enter.

4.10.2              A Member or Manager does not violate a duty or obligation to the Company merely because the Member’s or the Manager’s conduct furthers the Member’s interest. A Member may lend money to and transact other business with the Company.  The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law.  No transaction with the Company shall be voidable solely because a Member or any of its affiliates as a direct or indirect interest in the transaction if the transaction is fair to the Company.

4.10.3              Authority of Managers to Bind the Company.  Only the Managers and agents of the Company authorized by the Managers shall have the authority to bind the Company.

4.10.4              Standard of Care of Member.  The Member’s duty of care in the discharge of the Member’s duty to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law.  In discharging its duties, the Member shall be fully protected in relying in good faith upon such information, opinions, reports or statements by any of its agents, or by any other Person, as to matters the Member and reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

ARTICLE 5
MEETINGS OF THE BOARD OF MANAGERS

5.1                               Regular Meetings.  The Board of Managers shall, by prior resolution, hold regular meetings at such times as determined by the Board of Managers to be necessary but in no event less than annually.

5.2                               Special Meetings.  Special meetings of the Board of Managers may be called by or at the request of the President or any Manager in office at that time.

5.3                               Place of Meetings.  Managers may hold their meetings at any place that the Board of Managers may establish from time to time.

5.4                               Notice of Meetings.  Managers need not be provided with notice of any regular meeting of the Board of Managers.  Unless waived in accordance with Section 5.5, the Company shall give at least 24 hours’ notice to each Manager of the date, time, and place of each special meeting. Notice of a meeting shall be deemed to have been given to any Manager in attendance at any prior meeting at which the date, time, and place of the subsequent meeting was announced.

5.5                               Waiver of Notice.  Manager may waive any notice required by the Act, the Certificate of Formation or this Agreement before or after the date and time of the matter to which the notice relates, by a written waiver signed by the Manager and delivered to the Company for inclusion in the minutes or riling with the Company’s records.  Attendance by a Manager at a meeting shall constitute waiver of notice of the meeting, except where a Manager at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or to transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

5.6                               Quorum.  At meetings of the Board of Managers, a majority of the Managers then in office shall constitute a quorum for the transaction of business.

5.7                               Vote Required for Action.  If a quorum is present when a vote is taken, the vote of a majority of the Managers present at the time of the vote will be the act of the Board of Managers, unless the vote of a greater number is required by the Act, the Certificate of Formation, or this Agreement.  A Manager who is present at a meeting of the Board of Managers when corporate action is taken is deemed to have assented to the action taken unless (a) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting business at it; (b) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) he or she delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting.  The right of dissent or abstention is not available to a Manager who votes in favor of the action taken.

5.8                               Action by Managers Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if a written consent, describing the action taken, is signed by each Manager and delivered to the Company for inclusion in the minutes or filing with the Company’s records. The consent may be executed in counterpart, and shall have the same force and effect as a unanimous vote of the Board of Managers at a duly convened meeting.

5.9                               Participation by Conference Telephone.  Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment through which all persons participating may hear and speak to each other.  Participation in a meeting pursuant to this Section 5.9 shall constitute presence in person at the meeting.

5.10                        Adjournments.  A meeting of the Board of Managers, whether or not a quorum is present, may be adjourned by a majority of the Managers present to reconvene at a specific time and place.  It shall not be necessary to give notice to the Managers of the reconvened meeting or of the business to be transacted, other than by announcement at the meeting that was adjourned, unless a quorum was not present at the meeting that was adjourned, in which case notice shall be given to Managers in the same manner as for a special meeting.  At any such reconvened meeting at which a quorum is present, any business may be transacted that could have been transacted at the meeting that was adjourned.

ARTICLE 6
OFFICERS

6.1                               Officers.  The Company shall have a president, treasurer and secretary and/or such other officers as the Board of Managers shall from time to time elect. Officers may, but need not, be affiliated with any Member. Any individual may hold one or more office.

6.2                               Election of Officers.

6.2.1                     The following persons shall be the initial officers of the Company until their successors shall have been duly elected and qualified or until the earlier of their resignation, removal or death:

President                                               Rodger L. Johnson

Secretary                                             Chad S. Wachter

Treasurer                                             M. Todd Holt

6.2.2                     Such individuals shall serve in such offices until (i) death, resignation or disability, (ii) removal by the Board of Managers or the Member or (iii) a new person is elected by the Board of Managers or the Member to fill their office.

6.2.3                     Any vacancy in office existing for any reason may be filled by the Board of Managers or the Member.

6.3                               Powers and Duties.  Each officer has the authority and shall perform the duties prescribed by the Board of Managers.  The President, Secretary and Treasurer shall each have the power to make and execute contracts on behalf of the Company and to delegate such power to others.

6.4                               Related Party Transactions. When approved by the Board of Managers, the Company may employ and deal with any Member, Manager, officer or any affiliate of any of them for the performance of services or the purpose of goods or properly or the leasing of same.

ARTICLE 7
DISTRIBUTIONS

Except as provided by nonwaivable provisions of the Act, the Company may make distributions as determined by the Board of Managers.

ARTICLE 8
TAXES

8.1                               Elections.  The Board of Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

8.2                               Taxes of Taxing Jurisdiction.  To the extent that the laws of any taxing jurisdiction require, the Board of Managers will prepare and the Member will execute and submit an agreement indicating that the Member will make timely income tax payments to such taxing jurisdiction and that the Member accepts personal jurisdiction of such taxing jurisdiction with regard to the collection of income taxes attributable on such income.  If the Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction the amount of tax, penalty and interest determined under the laws of such taxing jurisdiction with respect to such income.  Any such payments with respect to the income of a Member shall be treated as adistribution for purposes of Article 7.

ARTICLE 9
ACCOUNTING METHOD, BOOKS AND RECORDS

9.1                               Accounting Method.  Subject to Section 9.2, the Company will maintain its books and records on the accrual basis of accounting.

9.2                               Books and Records.  The Company shall keep, at the Company’s expense, full, complete and accurate books of account and other records showing the assets, liabilities, costs, expenditures, receipts and such other matters as are required by the Act.  Such books of account will be the property of the Company, will be kept in accordance with generally accepted accounting principles and procedures consistently applied and will be open to the reasonable inspection and examination by the Member and its duly authorized representatives. Such books of account will be maintained at the principal office of the Company, or at such other place as the Board of Managers shall determine.

9.3                               Financial Statements.  The Board of Managers shall cause to be prepared and delivered to the Member such financial statements of the Company for each Fiscal Year as the Board of Managers shall deem appropriate.

ARTICLE 10
DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES

The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member’s Membership Interest. Notwithstanding any provision of the Act to the contrary, upon the disposition of the Member’s Membership Interest, the transferee shall be admitted as a Member upon the completion of the transfer and shall become a party to this Agreement, without further action.  Upon the transfer of a Member’s entire Membership Interest (other than a temporary transfer or transfer as a pledge or security interest), the Member shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

ARTICLE 11
DISSOLUTION AND WINDING UP

11.1                        Dissolution.  The Company shall be dissolved and its affairs wound up upon the will of the Member.  Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or any other event that terminates the continued membership of the member.

11.2                        Effect of Dissolution.  Upon dissolution, the Company shall cease carrying on its business, but the Company shall continue until (i) the winding up of the affairs of the Company is completed and (ii) a Certificate of Dissolution has been issued by the Secretary of State of the State of Delaware.

11.3                        Distribution of Assets on Dissolution. Upon the winding up of the Company, the Managers shall liquidate the Company’s property, if necessary or desirable, and shall cause the Company’s property to be distributed:

11.3.1              to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities;

11.3.2              to the Member, such distributions to be in cash, Property other than cash, or partly in both, as determined by the Managers.

11.4                        Winding Up and Certificate of Dissolution.  The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Member.  Upon the completion of winding up of the Company, the Managers or other person designated by the Managers shall deliver a certificate of dissolution to the Secretary of State of the State of Delaware for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE 12
MISCELLANEOUS

12.1                        Amendments.  This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and the Company and executed by the Member and the Company (which written instrument may include, without limitation, an amended and restated version of this Agreement).

12.2                        Applicable Law.  This Agreement is to be governed by, construed under and enforced and interpreted in accordance with the laws of the State of Delaware.

12.3                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof.  There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein.  No waiver of any provision hereof will be valid or binding on the parties hereto, unless such waiver is in writing and signed by or on behalf of the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future.

12.4                        Severability.  If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remainder of this Agreement.

12.5                        Successors.  Subject to the provisions hereof imposing limitations and conditions upon the transfer, sale or other disposition of the Membership Interests, all the provisions hereof will inure to the benefit of and be binding upon the successors, legal representatives and assigns of the parties hereto.

12.6                        Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts will together constitute one and the same agreement.

12.7                        Headings.  Article, Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision hereof.

12.8                        Acceptance of Prior Acts by New Members.  Each Person who becomes a Member, by becoming a Member, ratifies, affirms and confirms, and agrees to be bound by, all actions duly taken by the Company, pursuant to the terms of this Agreement, prior to the date such Person becomes a Member.

12.9                        Company Property.  The title to all real or personal property (or Interests therein) now or hereafter acquired by the Company will be held by and vested in the Company, and not by or in any Member, individually.

12.10                 Rights of Creditors and Third Parties Under Agreement.  This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its

Member and their successors and assignees.  This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have signed this Operating Agreement)effective as of the date first written above.

COMPANY:	KNOLOGY OF FLORIDA, LLC

	By:	/s/ Chad S. Wachter
	Name:	Chad S. Wachter
	Title:	Secretary

MEMBER:	KNOLOGY OF CENTRAL FLORIDA, INC.

	By:	/s/ Roger L. Johnson
	Name:	Roger L. Johnson
	Title:	President

EXHIBIT A

CAPITAL CONTRIBUTIONS

			Membership
Date	Contributed By	Amount	Interest
09/18/09	Knology of Central Florida, Inc.	1,000 shares of common stock of Knology of Florida, Inc.	100%